Rule 424 (b) (3)
Registration No. 333-155631

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Subordinated Debt Securities	$10,000,000.00	$393.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $18,608.78 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-115248) filed by National Rural Utilities Cooperative Finance Corporation on May 6, 2004, and have been carried forward, of which $393.00 offset against the registration fee due for this offering and of which $18,215.78 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

TRADE DATE: December 17, 2008
PRICING SUPPLEMENT NO. 5 DATED December 17, 2008
TO PROSPECTUS SUPPLEMENT DATED November 25, 2008
AND PROSPECTUS DATED November 24, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“National Rural”)

MEMBER CAPITAL SECURITIES

Principal Amount:	$10,000,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	12/22/2008

Maturity Date:	12/22/2043

Interest Rate:	7.50% per annum

Regular Record Dates:	Each March 15 and September 15

Interest Payment Dates:	Each April 1 and October 1

First Coupon Date:	4/1/2009

Product Ranking:
Subordinate to all existing and future senior indebtedness of National Rural and all existing and future subordinated indebtedness of National Rural that is held by or transferrable by non-members of National Rural.

Optimal Redemption:
Redeemable at the option of National Rural, in whole or in part, at any time after December 22, 2013 at a redemption price equal to 100% of the principal amount to be redeemed together with accrued and unpaid interest, if any, to the redemption date.

Optimal Redemption:	redemption price equal to 100% of the principal amount to be redeemed together with accrued and unpaid interest, if any, to the redemption date.

Option to Extend Interest Payment Period
National Rural will have the right to extend the interest payment period to a period not exceeding 10 consecutive semi-annual interest payment periods.  At the end of a deferral period, National Rural must pay all interest then accrued and unpaid together with interest thereon at the same rate as specified for the securities.

Restrictions on Transfer:	The securities can only be sold or transferred to other National Rural voting members upon the written consent of National Rural.

Agent's Commission:	None

Form of Note:	Certificated
(Book-Entry or Certificated)

Denominations / Multiples:	$25,000 / $5,000

Listing:	None

Member Capital Securities may be issued by National Rural in an unlimited aggregate principal amount.